Exhibit 10.32

OUTDOOR CHANNEL HOLDINGS, INC.

ASSUMPTION, ACKNOWLEDGMENT AND AMENDMENT AGREEMENT

This Assumption, Acknowledgment and Amendment Agreement (the “Agreement”) is entered into by and between Outdoor Channel Holdings, Inc., a Delaware corporation (the “Company”), InterMedia Outdoor Holdings, Inc., a Delaware corporation (“Parent”) and Thomas E. Hornish (“Executive” and, together with the Company and Parent, the “Parties”), effective as of and contingent upon the Closing (as defined below) (the “Effective Date”); provided, however, that Section 6 of this Agreement will become effective as of the date both Parties sign this Agreement.

WHEREAS, Company, Parent and InterMedia Outdoors Holdings, LLC, a Delaware limited liability company, expect to enter into an Agreement and Plan of Merger (the “Merger Agreement”).

WHEREAS, upon the “Closing” (as defined in the Merger Agreement) of the “Mergers” (as defined in the Merger Agreement), the Company will become a subsidiary of the Parent, all upon the terms and subject to the conditions set forth in the Merger Agreement.

WHEREAS, Executive and the Company entered into an Amended and Restated Employment Agreement, dated as of February 1, 2012, as amended on April 10, 2012 (the “Employment Agreement”).

WHEREAS, the Parties desire to acknowledge and agree that, effective as of and contingent upon the occurrence of the Closing, Parent, as successor to the Company, shall assume all rights and obligations of the Company pursuant to the Employment Agreement.

WHEREAS, the Parties desire to make certain amendments to the Employment Agreement for purposes of continued compliance with Section 409A of the Internal Revenue Code, and such amendments will become effective as of the date the Parties sign this Agreement (and for purposes of clarification, will become effective regardless of whether the Closing occurs).

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

1. Assumption. The Parties hereby agree that, as of the Closing, Parent hereby assumes Executive’s Employment Agreement. As a result of such assumption, Parent hereby assumes all obligations of the Company under such agreement in the same manner and to the same extent as the Company would have been required to perform such obligations in the absence of the assumption. Similarly, Parent shall have all rights and Executive shall have all obligations under the Employment Agreement that, in the absence of such assumption, would have inured to the benefit of the Company. For purposes of clarification, the Parties acknowledge and agree that Section 7 of the Employment Agreement will apply to any equity awards granted on or following the Effective Date, including, but not limited to, the Equity Awards, and such equity awards will fully vest upon a Change in Control of Parent that occurs following the Effective Date (provided that a distribution of shares of Parent stock by InterMedia Partners VII, L.P. to its investors will not constitute a Change in Control of Parent). Further, the Parties acknowledge and agree that if Executive is terminated within twelve (12) months following the Effective Date and/or within three (3) months prior or twelve (12) months following a Change in Control of Parent, Executive will be entitled to severance benefits pursuant to Section 9(b) of the Employment Agreement.

2. Acceptance of New Position; No Good Reason. The Parties acknowledge and agree that Executive will retain substantially similar responsibilities with Parent that he had with the Company prior to the Closing, and Executive’s role and responsibilities with Parent as of the Closing does not constitute grounds for a termination for “Good Reason” (as such term is defined in the Employment Agreement). Notwithstanding the foregoing, the Parties acknowledge and agree that Executive has not waived the right, except as provided in this Agreement, at any time within the time period specified as “in Connection with a Change in Control” (as such term is defined in the Employment Agreement), to resign for “Good Reason” (for reasons other than as set forth in the first sentence of this Section 2) so as to become eligible for the severance benefits provided in the Employment Agreement. For the avoidance of doubt, Executive will not be entitled to claim “Good Reason” on account of the Mergers or Executive’s position, duties, responsibilities, reporting relationship, base salary, bonus compensation, aggregate compensation and/or benefits all as in effect as of the Closing. For purposes of the Employment Agreement, a termination for “Good Reason” must relate to a change from the terms of employment in effect as of the Closing, provided, however, that Executive must comply with all applicable procedures and notice requirements set forth in the Employment Agreement.

3. Waiver of Vesting Acceleration. Executive acknowledges and agrees that Sections 9(a)(iii) and 9(b)(iii) of his Employment Agreement will not apply for any termination of Executive following the Effective Date.

4. Acceptance of New Position; No Good Reason; Equity Grant. In consideration of the Executive’s acknowledgments and agreements contained herein, effective immediately following the Closing, Executive will be granted: (i) an option to purchase 375,000 shares of Parent common stock (the “Option”) with a per share exercise price equal to the fair market value of a share of Parent common stock on the grant date, and (ii) 50,000 shares of restricted stock of Parent and/or restricted stock units covering shares of Parent common stock (with the determination whether to grant restricted stock or restricted stock units to be made in Parent’s discretion) (the “Restricted Stock Award” and, together with the Option, the “Equity Awards”) with such Equity Awards to be granted pursuant to the terms of Parent’s equity incentive plan (the “Parent Equity Plan”) to be adopted in connection with the Closing. Subject to Executive’s continued service with Parent through each applicable vesting date, the Equity Awards will be scheduled to vest as follows: 1/12th of the shares subject to the Equity Awards will vest on each of the first four quarterly anniversaries of the grant date on the same day of the month as the grant date (and if there is no corresponding day, on the last day of the month), and the remaining shares subject to the Equity Awards will vest as to 1/3 of the shares subject to the Equity Awards on each of the second and third anniversary of the grant date, such that the Equity Awards will be fully vested on the third anniversary of the grant date. Notwithstanding the foregoing vesting schedule, if Executive’s employment with the Company is terminated without Cause (as such term is defined in the Employment Agreement) or if Executive terminates his employment for Good Reason (as such term is defined in the Employment Agreement), and in either event such termination occurs on or after the first anniversary of the Closing, then the vesting of the Equity Awards shall accelerate such that Executive will be immediately vested on a cumulative basis as of the date of termination of employment in the Applicable Percentage of the Equity Awards. For purposes of this Agreement, the “Applicable Percentage” means the quotient obtained by dividing the number of days continuously employed with Parent from the Closing through and including the date of termination of employment, by 1,095. For purposes of example only, if a qualifying termination occurs on the eighteen (18) month anniversary of the Closing, 50% of the shares subject to the Equity Awards will be considered vested shares.

The award agreement governing the Restricted Stock Award will provide that any required tax withholding may be addressed, in Parent’s discretion, through net share withholding, whereby the number of shares with a fair market value equal to the minimum tax withholding obligations in connection with the Restricted Stock Award shall be retained by Parent and such cash amounts shall be timely remitted to the tax authorities to satisfy such tax withholding obligations (the “Net Share Withholding”); provided, however, that Parent must notify Executive no later than six (6) months prior to a vesting or other date that would trigger tax withholding obligations on the part of Parent if Net Share Withholding will not be permitted in connection with such tax withholding event, and if Parent does not so notify Executive within such period, Net Share Withholding will be permitted at the discretion of Executive in connection with such tax withholding event. Notwithstanding the foregoing, Net Share Withholding will be permitted at the discretion of Executive for any tax withholding events that occur on or prior to the six (6) month anniversary of the Effective Date. If Parent timely notifies Executive prior to a tax withholding event and does not permit Executive to satisfy his tax withholding obligations through Net Share Withholding, the Parties acknowledge and agree that Executive may elect to establish a trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934 in accordance with applicable law to satisfy any applicable tax withholding obligations.

5. Change of Control. The Parties acknowledge that for all purposes of the Employment Agreement, the occurrence of the Closing will constitute a “Change in Control” as defined therein.

6. Amendment to Employment Agreement). The Employment Agreement is hereby amended to include the provisions contained in Exhibit A attached hereto, with such amendment becoming effective as of the date the Parties sign this Agreement (and such amendment is not contingent upon the Closing).

7. Terms and Conditions. Except as otherwise provided by this Agreement, the terms, conditions, protections and definitions of the Employment Agreement will remain in full force and effect; provided, however, that all references to the “Company” in the Employment Agreement will be deemed to be references to Parent.

8. Integration. This Agreement, together with the Employment Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

9. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

10. Acknowledgment. Executive acknowledges that he or she has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

11. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

OUTDOOR CHANNEL HOLDINGS, INC.

Dated: November 15, 2012	By	/s/ Outdoor Channel Holdings, Inc.
Name:
Title:

Signature Page to Assumption, Acknowledgment and Amendment Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

INTERMEDIA OUTDOOR HOLDINGS, INC.

Dated: November 15, 2012	By	/s/ InterMedia Outdoor Holdings, Inc.
Name:
Title:

Signature Page to Assumption, Acknowledgment and Amendment Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

AGREED:

THOMAS E. HORNISH, an individual

Dated: November 15, 2012	/s/ Thomas E. Hornish
Thomas E. Hornish

Signature Page to Assumption, Acknowledgment and Amendment Agreement

Exhibit A

Section 26 of the Employment Agreement is hereby amended to include the following language as a new Section 26(e):

“(e) Any Deferred Compensation Separation Benefits will not commence until (x) the sixtieth (60th) day following Executive’s separation from service, or (y) if later, such time as required by Section 26(a). Except as required by Section 26(a), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the sixtieth (60th) day payment requirement of the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement. In no event shall Executive have discretion to determine the taxable year of payment of any Deferred Compensation Separation Benefits.”